Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Units of Beneficial Interest of Cross Timbers Royalty Trust and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Dated: March 27, 2026

SOFTVEST ADVISORS, LLC

By:	/s/ Eric L. Oliver
Name:	Eric L. Oliver
Title:	President and Managing Member

SOFTVEST GP I, LLC

By:	/s/ Eric L. Oliver
Name:	Eric L. Oliver
Title:	President and Managing Member

SOFTVEST, LP

By:	SOFTVEST GP I, LLC, the General Partner

By:	/s/ Eric L. Oliver
Name:	Eric L. Oliver
Title:	President and Managing Member

/s/ Eric L. Oliver
Eric L. Oliver